                                                                  EXHIBIT 99
            Contact: Ralph J. Vaclavik
            President Casinos, Inc.
            St. Louis, Missouri  63102
            314-622-3018


                  PRESIDENT CASINOS, INC. VOLUNTARILY FILES
                       FOR CHAPTER 11 REORGANIZATION


ST. LOUIS, MISSOURI, June 20, 2002   President Casinos, Inc. (OTC:PREZ)
announced today that the Company and its wholly owned subsidiary President Riverboat Casino-Missouri, Inc. have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Mississippi. The Company indicated that it will reorganize and has targeted emergence from Chapter 11 in 2003. The Company indicated its decision to seek judicial reorganization was primarily based upon the need to restructure the Company's debt obligations under its senior and secured notes and was accelerated by recent collection efforts initiated by its noteholders, including an action filed on June 18, 2002 to foreclose a mortgage on collateral securing a portion of the notes. The Company does not anticipate that any interim financing will be necessary to continue its operations during the reorganization period. The bankruptcy filing is not expected to have any significant negative impact on the Company's ability to continue its day-to-day gaming and other operations or to meet its payment obligations to its employees and vendors.

  John S. Aylsworth, President and Chief Operating Officer of the Company said "We are committed and determined to complete our reorganization as quickly and smoothly as possible, while taking full advantage of this chance to reposition our Company to realize the full value inherent in our properties. Over the past several years the Company has undertaken a number of initiatives designed to reposition the Company and its debt obligations, including asset sales, cost reductions, improvements in operations, and discussions with the Company's noteholders to restructure the Company's debt. Unfortunately, in light of recent developments it has become apparent that this process can best be completed in a bankruptcy reorganization proceeding. We regret that the Company has to take this action to reorganize and any adverse effect today's action may have our employees, customers, vendors and shareholders. We believe that our Company can emerge from this process as a stronger, more flexible enterprise which is better positioned to take full advantage of the value of its businesses."

  President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis Missouri, north of the Gateway Arch.

  This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, the ability of the Company to continue as a going concern; court approval of the Company's first day papers and other motions from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and results of operations; and the ability of the Company to retain its customers. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects are included in the Company's SEC reports.